                REPORT OF INDEPENDENT ACCOUNTANTS
                 ON FINANCIAL STATEMENT SCHEDULES





     Our report on the consolidated financial statements of Legg Mason, Inc. and Subsidiaries is included on page 34 in this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedules listed in the index on page 51 of this Form 10-K.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.





                                     /s/ COOPERS & LYBRAND L.L.P.




Baltimore, Maryland
May 2, 1995

                                                       SCHEDULE I



                         LEGG MASON, INC.
                      (Parent Company Only)

                STATEMENTS OF FINANCIAL CONDITION
                      (Dollars in thousands)

                                                  March 31,
                                            1994             1995
ASSETS
Cash and cash equivalents                $    348         $    366
Resale agreements                          53,968           29,960
Investment securities                      25,124           17,640
Investments in and advances
 to subsidiaries                          230,735          282,701
Other                                       8,371            3,728

                                         $318,546         $334,395

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Dividends payable                        $  1,173         $  1,347
Other                                       3,200            4,108

                                            4,373            5,455

Subordinated liabilities
Convertible debentures                    102,487          102,487


Stockholders' equity
Common stock, par value $.10;
 authorized 20,000,000 shares;
 issued 11,734,573 shares in 1994
 and 12,250,047 in 1995                     1,173            1,225
Additional paid-in capital                 76,249           79,591
Retained earnings                         134,264          145,279
Net unrealized appreciation
 on investment securities                    -                 358

                                          211,686          226,453

                                         $318,546         $334,395



                      See notes to financial statements.


                                                                    SCHEDULE I




                         LEGG MASON, INC.
                      (Parent Company Only)

                      STATEMENTS OF EARNINGS
                      (Dollars in thousands)


                                                Years Ended March 31,
                                            1993        1994        1995
Equity in net earnings of subsidiaries    $31,294     $38,102     $16,818

Gain(loss) on sales of
 investment securities                         49          48        (124)

Interest income                             2,460       3,871       5,699

Interest expense                           (3,731)     (6,003)     (6,184)

Operating expenses                           (546)     (1,307)       (360)

Federal and state income tax benefit          677       1,337         409

  Net earnings                            $30,203     $36,048     $16,258




                      See notes to financial statements.

                                                                    SCHEDULE I




                               LEGG MASON, INC.
                            (Parent Company Only)

                           STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                                     Years Ended March 31,
                                                                 1993        1994        1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                 $30,203    $ 36,048     $16,258
    Equity in earnings of subsidiaries                         (31,294)    (38,102)    (16,818)
    Tax benefit of pooled entity                                   436         352         275
    (Gain)loss on sales of investment securities                   (49)        (48)        124

                                                                  (704)     (1,750)       (161)
   (Increase)decrease in assets excluding acquisitions:
      Investments in and advances to subsidiaries                9,843        (741)     19,948
      Other                                                         59      (5,818)      4,643
    Increase in other liabilities excluding acquisitions             3       2,489         396

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES                 9,201      (5,820)     24,826

CASH FLOWS FROM INVESTING ACTIVITIES:
   (Increase)decrease in resale agreements                      10,312     (25,194)     24,008
    Purchases of investment securities                                    (117,748)    (27,673)
    Proceeds from sales of investment securities                    49      92,934      35,646
    Acquisition, net of cash acquired                                                  (53,808)

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES                10,361     (50,008)    (21,827)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net decrease in short-term borrowings                      (18,000)    (10,025)
    Issuance of subordinated liabilities                                    68,000
    Issuance of common stock                                     1,965       2,329       2,228
    Repurchase of common stock                                    (154)                   (141)
    Dividends paid                                              (3,378)     (4,145)     (5,068)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES               (19,567)     56,159      (2,981)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (5)        331          18
CASH AND CASH EQUIVALENT AT BEGINNING OF YEAR                       22          17         348

CASH AND CASH EQUIVALENTS AT END OF YEAR                       $    17    $    348     $   366


Interest payments were $2,818 in 1993, $4,342 in 1994 and $5,984 in 1995.
No income tax payments were made or due in 1993, 1994 and 1995.






                        See notes to financial statements.


                         LEGG MASON, INC.
                      (Parent Company Only)

                   NOTES TO FINANCIAL STATEMENTS
                      (Dollars in thousands)

Basis of Presentation

     The Parent Company Only financial statements include the accounts of Legg Mason, Inc. and its wholly-owned subsidiaries.

     The Notes to the Consolidated Financial Statements of Legg
Mason, Inc. and Subsidiaries included in Item 8 of this Report include disclosures with respect to the Parent Company Only.


Transactions with Affiliates

     Parent Company interest income for 1993, 1994, and 1995 includes $1,411, $1,107, and $869, respectively, principally arising from senior subordinated loans to a broker-dealer subsidiary of the Company. The indebtedness, $15,000 at March 31, 1994 and $5,000 at March 31, 1995, is included in investments in and advances to subsidiaries.

     In addition, interest income for 1995 includes $1,196, arising from a promisory note between the Parent Company and an investment advisory subsidiary of the Company. The note, $50,000 at March 31, 1995, is included in investment in and advances to subsidiaries.